GE AEROSPACE ANNOUNCES FOURTH QUARTER 2024 RESULTS
Strong fourth quarter, expects another year of substantial growth in 2025

Fourth quarter 2024:
•Total orders of $15.5B, +46%
•Total revenue (GAAP) of $10.8B, +14%; adjusted revenue* $9.9B, +16%
•Profit (GAAP) of $2.3B, +37%; operating profit* $2.0B, +49%
•Profit margin (GAAP) of 21.2%, +350 bps; operating profit margin* 20.1%, +450 bps
•Continuing EPS (GAAP) of $1.75, +62%; adjusted EPS* $1.32, +103%
•Cash from Operating Activities (GAAP) of $1.3B, +5%; free cash flow* $1.5B, +21%
Full year 2024:
•Total orders of $50.3B, +32%
•Total revenue (GAAP) of $38.7B, +9%; adjusted revenue* $35.1B, +10%
•Profit (GAAP) of $7.6B, (27)%; operating profit* $7.3B, +30%
•Profit margin (GAAP) of 19.7%, (980) bps; operating profit margin* 20.7%, +330 bps
•Continuing EPS (GAAP) of $6.09, (27)%; adjusted EPS* $4.60, +56%
•Cash from Operating Activities (GAAP) of $5.8B, +26%; free cash flow* $6.1B, +28%

CINCINNATI — January 23, 2025 — GE Aerospace (NYSE:GE) announced results today for the fourth quarter and full year ending December 31, 2024.

GE Aerospace Chairman and CEO H. Lawrence Culp, Jr. said, “GE Aerospace delivered a strong finish to 2024 given robust demand for our services and products with fourth quarter orders up 46%, EPS more than doubling, and free cash flow increasing over 20%. Our performance capped off a monumental first year as a standalone company with $1.7 billion of profit growth and $1.3 billion of free cash flow growth.”

Culp continued, "Looking to 2025, we expect double-digit revenue and EPS growth with greater than 100% free cash flow conversion. Guided by FLIGHT DECK, our proprietary lean operating model, I'm confident in our ability to accelerate output and deliver for our customers."

GE Aerospace's key highlights included:
•In the quarter, received certification from the FAA and EASA for the upgraded LEAP 1-A high-pressure turbine (HPT) durability kit, which combined with the three prior durability enhancements, is designed to increase time on wing to achieve parity with CFM56.
•Drove progress throughout 2024 using FLIGHT DECK to address supply chain constraints, enabling a 26% increase in material inputs across priority supplier sites from the first half to second half of 2024. This supported CES services revenue growth of 17% and total engine unit growth of 18% from the first half to the second half.
•In January 2025, integrated engineering and supply chain teams, into one organization called Technology & Operations, led by Mohamed Ali. With shared accountability across the full value chain, this cross-functional team will enable faster problem solving to increase deliveries.
•In the quarter, confirmed narrowbody commitment with EL AL Israel Airlines for 20 LEAP 1-B engines, announced widebody order from Royal Jordanian Airlines for 18 GEnx-1B engines and received orders under a contract with the U.S. Army valued up to $1.1 billion for the continued production of T700 engines through 2029.
•With a continued focus on inventing the future of flight, in November, announced plans with Boeing, NASA, and Oak Ridge National Laboratory, to model the integration of an Open Fan engine design on an aircraft wing and successfully demonstrated a hybrid electric propulsion system rated at one megawatt with the U.S. Army.
•Returned more than $6 billion to shareholders in 2024, and today, announced share repurchase plans of $7 billion in 2025, while increasing the dividend by 30%, subject to Board approval.
* Non-GAAP Financial Measure

Total Company Results

	Three Months Ended December 31			Twelve months ended December 31
Dollars in millions; per-share amounts in dollars, diluted	2024	2023	Year on Year	2024	2023	Year on Year
GAAP Metrics
Total Revenue	$10,812	$9,456	14%	$38,702	$35,348	9%
Profit	2,293	1,677	37%	7,620	10,441	(27)%
Profit Margin	21.2%	17.7%	350 bps	19.7%	29.5%	(980) bps
Continuing EPS	1.75	1.08	62%	6.09	8.33	(27)%
Cash from Operating Activities (CFOA)	1,318	1,255	5%	5,817	4,609	26%
Non-GAAP Metrics
Adjusted Revenue	$9,879	$8,547	16%	$35,121	$31,959	10%
Operating Profit	1,988	1,335	49%	7,253	5,561	30%
Operating Profit Margin	20.1%	15.6%	450 bps	20.7%	17.4%	330 bps
Adjusted EPS	1.32	0.65	103%	4.60	2.95	56%
Free Cash Flow (FCF)	1,517	1,258	21%	6,089	4,744	28%

GE Aerospace Full Year 2025 Guidance
For 2025, GE Aerospace is initiating the following total company and business specific guidance:

	2024	2025 Guide
Adjusted Revenue* Growth Adjusted Revenue*	'+10% $35.1B	LDD
Operating Profit* Operating profit margin*	$7.3B 20.7%	$7.8 - $8.2B
Adjusted EPS*	$4.60	$5.10 - $5.45
Free Cash Flow* FCF* conversion-a)	$6.1B 121%	$6.3 - $6.8B >100%

•Commercial Engines & Services (CES): Expect revenue growth in the mid-teens, driven by services growth of low-double-digits to mid-teens, and equipment growth of high-teens. Expect operating profit at $7.6-$7.9 billion.

•Defense & Propulsion Technologies (DPT): Expect revenue growth in the mid- to high-single-digit range, and operating profit of $1.1-$1.3 billion.

•Corporate: Expect costs to be less than $1 billion.

* Non-GAAP Financial Measure
(a – FCF* conversion: FCF* / adjusted earnings*

Results by Reporting Segment
The following discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.
Commercial Engines & Services

	Three months ended December 31				Twelve months ended December 31
(Dollars in millions)	2024	2023	Year on Year		2024	2023	Year on Year
Orders	$12,947	$8,642	50%		$40,213	$29,092	38%
Revenue	7,650	6,429	19%		26,881	23,855	13%
Operating profit/(loss)	2,158	1,495	44%		7,055	5,643	25%
Operating profit/(loss) margin	28.2%	23.3%	490	bps	26.2%	23.7%	250	bps

For the quarter, orders of $12.9 billion increased 50%, with growth in both services and equipment. Revenue of $7.7 billion was up 19% with services growing 12% driven by expanded shop visit workscope, higher spare parts, and price. Equipment revenue grew 38%, as engine and customer mix, in addition to price, more than offset lower units. Profit of $2.2 billion was up 44%, from spare parts volume, increased shop visit workscope, mix, and price more than offsetting inflation and investments. Margins expanded 490 basis points.

For the year, Commercial Engines & Services orders were up 38%, revenue increased 13%, and profit grew 25%, while margins expanded 250 basis points.

Defense & Propulsion Technologies

	Three months ended December 31				Twelve months ended December 31
(Dollars in millions)	2024	2023	Year on Year		2024	2023	Year on Year
Orders	$2,840	$2,319	22%		$11,248	$10,224	10%
Revenue	2,523	2,416	4%		9,478	8,961	6%
Operating profit/(loss)	241	237	2%		1,061	908	17%
Operating profit/(loss) margin	9.6%	9.8%	(20)	bps	11.2%	10.1%	110	bps

For the quarter, orders of $2.8 billion were up 22%, primarily driven by Defense & Systems. Revenue of $2.5 billion grew 4%, led by Defense & Systems, which was up 6% from higher Defense deliveries and price, partially offset by lower services. Propulsion & Additive Technologies revenue grew 2%. Profit of $241 million was up 2% as price and productivity were partially offset by next-generation engine investments and inflation. Margins were down (20) basis points.

For the year, Defense & Propulsion Technologies orders were up 10%, revenue increased 6%, and profit grew 17%, while margins expanded 110 basis points.

* Non-GAAP Financial Measure

STATEMENT OF EARNINGS (LOSS)	Three Months Ended December 31		Twelve months ended December 31
(In millions; per-share amounts in dollars)	2024	2023	2024	2023
Sales of equipment	$3,230	$2,514	$10,274	$9,318
Sales of services	6,649	6,033	24,847	22,641
Insurance revenue	933	909	3,581	3,389
Total revenue	10,812	9,456	38,702	35,348

Cost of equipment sold	2,950	2,713	10,341	9,900
Cost of services sold	3,811	3,544	13,967	13,039
Selling, general and administrative expenses	1,157	1,199	4,437	4,045
Separation costs	84	217	492	692
Research and development	385	296	1,286	1,011
Interest and other financial charges	224	262	986	1,029
Insurance losses, annuity benefits and other costs	421	758	2,429	2,886
Goodwill impairments	—	—	251	—
Non-operating benefit cost (income)	(213)	(246)	(842)	(978)
Total costs and expenses	8,818	8,742	33,346	31,625

Other income (loss)	299	963	2,264	6,718

Earnings (loss) from continuing operations before income taxes	2,293	1,677	7,620	10,441
Benefit (provision) for income taxes	(396)	(501)	(962)	(994)
Earnings (loss) from continuing operations	1,897	1,176	6,657	9,448
Earnings (loss) from discontinued operations, net of taxes	(6)	413	(91)	(3)
Net earnings (loss)	1,891	1,588	6,566	9,445
Less net earnings (loss) attributable to noncontrolling interests	(8)	—	11	(37)
Net earnings (loss) attributable to the Company	1,899	1,589	6,556	9,482
Preferred stock dividends and other	—	—	—	(295)
Net earnings (loss) attributable to common shareholders	$1,899	$1,589	$6,556	$9,188

Amounts attributable to common shareholders
Earnings (loss) from continuing operations	$1,897	$1,176	$6,657	$9,448
Less net earnings (loss) attributable to noncontrolling interests,
continuing operations	(8)	(9)	(13)	(1)
Earnings (loss) from continuing operations attributable to the Company	1,905	1,185	6,670	9,449
Preferred stock dividends and other	—	—	—	(295)
Earnings (loss) from continuing operations attributable
to common shareholders	1,905	1,185	6,670	9,154
Earnings (loss) from discontinued operations attributable
to common shareholders	(6)	404	(114)	33
Net earnings (loss) attributable to common shareholders	$1,899	$1,589	$6,556	$9,188

Earnings (loss) per share from continuing operations
Diluted earnings (loss) per share	$1.75	$1.08	$6.09	$8.33
Basic earnings (loss) per share	$1.77	$1.09	$6.15	$8.41

Net earnings (loss) per share
Diluted earnings (loss) per share	$1.75	$1.44	$5.99	$8.36
Basic earnings (loss) per share	$1.76	$1.46	$6.04	$8.44

Amounts may not add due to rounding
* Non-GAAP Financial Measure

STATEMENT OF FINANCIAL POSITION
(In millions)	December 31, 2024	December 31, 2023
Cash, cash equivalents and restricted cash	$13,619	$15,204
Investment securities	982	5,706
Current receivables	9,327	8,703
Inventories, including deferred inventory costs	9,763	8,284
Current contract assets	2,982	2,875
All other current assets	962	1,244
Assets of businesses held for sale	—	541
Current assets	37,635	42,556

Investment securities	37,741	38,000
Property, plant and equipment – net	7,277	7,246
Goodwill	8,538	8,948
Other intangible assets – net	4,257	4,642
Contract and other deferred assets	4,831	4,785
All other assets	13,910	11,695
Deferred income taxes	7,111	7,502
Assets of discontinued operations	1,841	47,927
Total assets	$123,140	$173,300

Short-term borrowings	$2,039	$1,108
Accounts payable	7,909	7,516
Progress collections	6,695	6,177
Contract liabilities and deferred income	9,353	8,322
Sales discounts and allowances	3,475	3,741
All other current liabilities	4,920	4,860
Liabilities of businesses held for sale	—	378
Current liabilities	34,392	32,103

Deferred income	1,013	975
Long-term borrowings	17,234	19,417
Insurance liabilities and annuity benefits	36,209	39,576
Non-current compensation and benefits	7,035	7,656
All other liabilities	6,376	5,756
Liabilities of discontinued operations	1,317	39,213
Total liabilities	103,576	144,695

Common stock (1,073,692,183 and 1,088,415,995 shares outstanding at December 31, 2024 and 2023, respectively)	15	15
Accumulated other comprehensive income (loss) – net attributable to the Company	(3,861)	(6,150)
Other capital	24,266	26,962
Retained earnings	80,488	86,553
Less common stock held in treasury	(81,566)	(79,976)
Total shareholders’ equity	19,342	27,403
Noncontrolling interests	223	1,202
Total equity	19,564	28,605
Total liabilities and equity	$123,140	$173,300
* Non-GAAP Financial Measure

Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenue, specifically Adjusted revenue, (2) profit, specifically Operating profit and Operating profit margin; Adjusted earnings (loss) and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically free cash flow (FCF), and (4) guidance, specifically 2025 Operating profit, 2025 Adjusted EPS and 2025 FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ADJUSTED REVENUE, OPERATING PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2024	2023	V%	2024	2023	V%
Total revenue (GAAP)	$10,812	$9,456	14%	$38,702	$35,348	9%
Less: Insurance revenue	933	909		3,581	3,389
Adjusted revenue (Non-GAAP)	$9,879	$8,547	16%	$35,121	$31,959	10%

Total costs and expenses (GAAP)	$8,818	$8,742	1%	$33,346	$31,625	5%
Less: Insurance cost and expenses	452	810		2,560	3,057
Less: U.S. tax equity cost and expenses	5	—		14	—
Less: interest and other financial charges	224	262		986	1,029
Less: non-operating benefit cost (income)	(213)	(246)		(842)	(978)
Less: restructuring & other	—	116		525	246
Less: goodwill impairments	—	—		251	—
Less: separation costs	83	217		492	692
Add: noncontrolling interests	(8)	(9)		(13)	(1)
Adjusted costs (Non-GAAP)	$8,259	$7,574	9%	$29,348	$27,577	6%

Other income (loss) (GAAP)	$299	$963	(69)%	$2,264	$6,718	(66)%
Less: U.S. tax equity	(25)	(24)		(146)	(132)
Less: gains (losses) on retained and sold ownership interests and other equity securities	(66)	621		532	5,776
Less: gains (losses) on purchases and sales of business interests	23	4		398	(104)
Adjusted other income (loss) (Non-GAAP)	$368	$362	2%	$1,480	$1,179	26%

Profit (loss) (GAAP)	$2,293	$1,677	37%	$7,620	$10,441	(27)%
Profit (loss) margin (GAAP)	21.2%	17.7%	350 bps	19.7%	29.5%	(980) bps

Operating profit (loss) (Non-GAAP)	$1,988	$1,335	49%	$7,253	$5,561	30%
Operating profit (loss) margin (Non-GAAP)	20.1%	15.6%	450 bps	20.7%	17.4%	330 bps

We believe that adjusting revenue provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenue from our run-off insurance operations. We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities. We also use Adjusted revenue* and Operating profit* as performance metrics at the company level for our annual executive incentive plan for 2024.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended December 31				Twelve months ended December 31
(In millions, Per-share amounts in dollars)	2024		2023		2024		2023
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations (GAAP)	$1,905	$1.75	$1,185	$1.08	$6,670	$6.09	$9,151	$8.33
Insurance earnings (loss) (pre-tax)	482	0.44	99	0.09	1,025	0.94	334	0.30
Tax effect on Insurance earnings (loss)	(103)	(0.09)	(20)	(0.02)	(219)	(0.20)	(74)	(0.07)
Less: Insurance earnings (loss) (net of tax)	379	0.35	78	0.07	806	0.74	260	0.24
U.S. tax equity earnings (loss) (pre-tax)	(37)	(0.03)	(33)	(0.03)	(191)	(0.17)	(176)	(0.16)
Tax effect on U.S. tax equity earnings (loss)	46	0.04	44	0.04	235	0.21	217	0.20
Less: U.S. tax equity earnings (loss) (net of tax)	9	0.01	11	0.01	44	0.04	41	0.04
Non-operating benefit (cost) income (pre-tax) (GAAP)	213	0.20	246	0.22	842	0.77	978	0.89
Tax effect on non-operating benefit (cost) income	(45)	(0.04)	(52)	(0.05)	(177)	(0.16)	(205)	(0.19)
Less: Non-operating benefit (cost) income (net of tax)	168	0.16	194	0.18	665	0.61	772	0.70
Gains (losses) on purchases and sales of business interests (pre-tax)	23	0.02	4	—	398	0.36	(104)	(0.10)
Tax effect on gains (losses) on purchases and sales of business interests	3	—	(1)	—	(2)	—	(3)	—
Less: Gains (losses) on purchases and sales of business interests (net of tax)	25	0.02	3	—	396	0.36	(108)	(0.10)
Gains (losses) on retained and sold ownership interests and other equity securities (pre-tax)	(66)	(0.06)	621	0.56	532	0.49	5,776	5.26
Tax effect on gains (losses) on retained and sold ownership interests and other equity securities(a)(b)	(2)	—	—	—	(3)	—	—	—
Less: Gains (losses) on retained and sold ownership interests and other equity securities (net of tax)	(68)	(0.06)	621	0.56	529	0.48	5,776	5.26
Restructuring & other (pre-tax)	—	—	(116)	(0.11)	(525)	(0.48)	(246)	(0.22)
Tax effect on restructuring & other	—	—	24	0.02	110	0.10	52	0.05
Less: Restructuring & other (net of tax)	—	—	(92)	(0.08)	(415)	(0.38)	(194)	(0.18)
Goodwill impairments (pre-tax)	—	—	—	—	(251)	(0.23)	—	—
Tax effect on goodwill impairments	3	—	—	—	3	—	—	—
Less: goodwill impairments (net of tax)	3	—	—	—	(248)	(0.23)	—	—
Separation costs (pre-tax)	(83)	(0.08)	(217)	(0.20)	(492)	(0.45)	(692)	(0.63)
Tax effect on separation costs	37	0.03	(131)	(0.12)	349	0.32	113	0.10
Less: Separation costs (net of tax)	(46)	(0.04)	(349)	(0.32)	(143)	(0.13)	(579)	(0.53)
Less: Excise tax and accretion of preferred share redemption	—	—	—	—	—	—	(58)	(0.05)
Adjusted earnings (loss) (Non-GAAP)	$1,433	$1.32	$718	$0.65	$5,035	$4.60	$3,241	$2.95

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
We believe that Adjusted earnings* provides management and investors with useful measures to evaluate the performance of the total company and increased period-to-period comparability, as well as a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding items that are not closely related with ongoing operations. We also use Adjusted EPS* as a performance metric at the company level for our performance stock units granted in 2024.

*Non-GAAP Financial Measure

FREE CASH FLOW (FCF) (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(In millions)	2024	2023	V%	2024	2023	V%
Cash flows from operating activities (CFOA) (GAAP)	$1,318	$1,255	5%	$5,817	$4,609	26%
Add: gross additions to property, plant and equipment and internal-use software	(267)	(250)		(1,032)	(862)
Less: separation cash expenditures	(85)	(204)		(800)	(820)
Less: Corporate & Other restructuring cash expenditures(a)	(381)	(49)		(504)	(177)
Free cash flow (FCF) (Non-GAAP)	$1,517	$1,258	21%	$6,089	$4,744	28%

(a) Included cash payment of $363 million for the settlement of the Sjunde AP-Fonden shareholder lawsuit for the year ended December 31, 2024.
We believe investors may find it useful to compare free cash flow* performance without the effects of separation cash expenditures and Corporate & Other restructuring cash expenditures (associated with the separation-related program announced in the fourth quarter of 2022). We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flow. We also use FCF* as a performance metric at the company level for our annual executive incentive plan and performance stock units granted in 2024.

2025 GUIDANCE: 2025 OPERATING PROFIT (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Operating profit* in 2025 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2025 GUIDANCE: 2025 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2025 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2025 GUIDANCE: 2025 FCF (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for free cash flow* in 2025 without unreasonable effort due to the uncertainty of timing for separation and restructuring related cash expenditures.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our public communications and filings we make with the U.S. Securities and Exchange Commission (SEC) may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position; conditions affecting the aerospace and defense industry, including our customers and suppliers; our expected financial performance, including cash flows, revenue, margins, earnings and earnings per share; planned and potential transactions; our credit ratings and outlooks; our funding and liquidity; our cost structures and plans to reduce costs; restructuring, impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•changes in macroeconomic and market conditions and market volatility (including risks related to recession, inflation, supply chain constraints or disruptions, interest rates, values of financial assets, oil, jet fuel and other commodity prices and exchange rates), and the impact of such changes and volatility on our business operations and financial results;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and related sanctions and risks related to conflict in the Middle East; demand or supply shocks from events such as a major terrorist attack, war, natural disasters or actual or threatened public health pandemics or other emergencies; or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•market or other developments that may affect demand or the financial strength and performance of airframers, airlines, suppliers and other key aerospace and defense industry participants, such as demand for air travel, supply chain or other production constraints, shifts in U.S. or foreign government defense programs and other industry dynamics;
•pricing, cost, volume and the timing of sales, investment and production by us and our customers, suppliers or other industry participants;
•the impact of actual or potential safety or quality issues or failures of our products or third-party products with which our products are integrated, including design, production, performance, durability or other issues, and related costs and reputational effects;
•operational execution on our business plans, including our performance amidst market growth and ramping newer product platforms, meeting delivery and other contractual obligations, improving turnaround times in our services businesses and reducing costs over time;
•the amount and timing of our earnings and cash flows, which may be impacted by macroeconomic, customer, supplier, competitive, contractual, financial or accounting (including changes in estimates) and other dynamics and conditions;
•our capital allocation plans, including the timing and amount of dividends, share repurchases, acquisitions, organic investments and other priorities;
•our decisions about investments in research and development or new products, services and platforms, and our ability to launch new products in a cost-effective manner, as well as technology developments and other dynamics that could shift the demand or competitive landscape for our products and services;
•our success in executing planned and potential transactions, including the timing for such transactions, the ability to satisfy any applicable pre-conditions and the expected benefits;
•downgrades of our credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•capital or liquidity needs associated with our run-off insurance operations or mortgage portfolio in Poland (Bank BPH), the amount and timing of any required future capital contributions and any strategic options that we may consider;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs; government defense priorities or budgets; regulation, incentives and emissions offsetting or trading regimes related to climate change; and the effects of tax law changes;

•the impact of regulation; government investigations; regulatory, commercial and legal proceedings or disputes; environmental, health and safety matters; or other legal compliance risks, including the impact of shareholder and related lawsuits, Bank BPH and other proceedings that are described in our SEC filings;
•the impact related to information technology, cybersecurity or data security breaches at GE Aerospace or third parties; and
•the other factors that are described in the "Risk Factors" section in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as such descriptions may be updated or amended by the factors that will be included in our Annual Report on Form 10-K for the year ended December 31, 2024 and in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Additional Information
CFM International is a 50/50 JV that produces CFM56 and LEAP engine families. RISE is a program of CFM International. CFM RISE is a registered trademark. Engine Alliance is a 50/50 JV that produces the GP7200 engine.

GE Aerospace’s Investor Relations website at www.geaerospace.com/investor-relations, as well as GE Aerospace’s LinkedIn and other social media accounts, contain a significant amount of information about GE Aerospace, including financial and other information for investors. GE Aerospace encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional financial information can be found on the Company’s website at: www.geaerospace.com/investor-relations under Events and Reports.

Conference Call and Webcast
GE Aerospace will discuss its results during its investor conference call today starting at 7:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE Aerospace’s website at: www.geaerospace.com/investor-relations. An archived version of the webcast will be available on the website after the call.

About GE Aerospace
GE Aerospace is a global aerospace propulsion, services, and systems leader with an installed base of approximately 45,000 commercial and 25,000 military aircraft engines. With a global team of approximately 53,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow and the future at www.geaerospace.com.

GE Aerospace Investor Contact:
Blaire Shoor, 857.472.9659
blaire.shoor@geaerospace.com

GE Aerospace Media Contact:
Nicole Sizemore, 203.945.9783
nicole.sizemore@geaerospace.com